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                                                                      Exhibit 24

                      CONSENT OF INDEPENDENT ACCOUNTANTS


  We consent to the incorporation by reference in the following registration statement of the Lyondell Petrochemical Company Savings Plan for Non-Represented Employees, Post-Effective Amendment No. 3 to Registration Statement on Form S-8 (No. 33-26866) of our report dated December 9, 1994, on our audits of the statement of net assets available for benefits of the Lyondell Petrochemical Company Savings Plan for Non-Represented Employees as of June 30, 1994 and 1993, the related statement of changes in net assets available for benefits for the year ended June 30, 1994 and the supplemental schedules as of and for the year ended June 30, 1994, which report is included in this Annual Report on Form 11-K.



COOPERS & LYBRAND L.L.P.


Los Angeles, California
December 14, 1994

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